Exhibit 99.1

Contact:	Repros Therapeutics Inc. Joseph Podolski (281) 719-3447 President and Chief Executive Officer

Repros Establishes At-the-Market Public Stock Offering Program

The Woodlands, TX (February 18, 2010) –  Repros Therapeutics Inc. (Nasdaq: RPRX) announced today that it has established an at-the-market program through which it may sell, from time to time and at its sole discretion, shares of its common stock having an aggregate offering price of up to $10 million. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) is acting as sales agent on the program.   Based upon regulatory limitations, Repros estimates that it will be limited to selling no more than approximately $7.8 million worth of its shares at this time, due to the Company’s estimate of its current public float.

Sales of Repros shares under the program, if any, may be made by means of ordinary brokers’ transactions on The Nasdaq Capital Market at market prices. Additionally, under the terms of the sales agreement, the Company may also sell shares of its common stock through the sales agent on the Nasdaq Capital Market at negotiated prices or at prices related to the prevailing market price.

The Company intends to use any net proceeds it may receive from the offering to meet working capital needs, as well as for general corporate purposes.

The Company has filed a registration statement (including a prospectus) and will file, before commencing any at the market sales, a prospectus supplement with the Securities and Exchange Commission (the “SEC”) to enable the offering of common stock described in this communication. Current and potential investors should read the prospectus in that registration statement, the prospectus supplement relating to the at-the-market and other documents the Company has filed or will file with the SEC for more complete information about it and the at-the-market program. These documents may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or the sales agent will send the prospectus supplement (including the prospectus) upon request. Such requests may be made by contacting Ladenburg Thalmann & Co., 520 Madison Avenue, New York, NY 10022.

Previously the Company noted that it has moved to the Nasdaq Capital Market. Repros has until May 5, 2010 to achieve a shareholder equity position of at least $2.5 million. The Company must also achieve a share price of $1 by June 14, 2010 to maintain its listing on the Nasdaq Capital Market. At year end 2009, the Company had a net positive shareholder equity position as a result of the various creditor settlements achieved and the fund raisings completed in the third and fourth quarters of 2009.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock nor shall there be any sale of such common stock in any state or jurisdiction of the United States or any country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, remove the clinical hold of Proellex® and resume clinical trials, determine a safe and effective dose for Proellex, determine a clear clinical path for Androxal and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.